PolarityTE, Inc. Provides Commercial Update

SALT LAKE CITY, July 25, 2018 (Globe Newswire) – PolarityTE, Inc. (Nasdaq: COOL), a commercial-stage biotechnology and regenerative biomaterials company, today announced an update on the Company’s commercial progress. The Company’s first product, SkinTE, has transitioned into Stage 2 of commercialization and has continued to be successful in regenerating autologous full-thickness skin in the treatment of complex wounds including acute and chronic wounds, traumatic and surgical defects, burn wound reconstruction and skin graft replacement. With continued growing physician, facility, and VAC committee purchase agreement approvals, the Company has begun generating revenues while improving the lives of patients.

A Recent Patient Story

This past weekend, a young patient treated with SkinTE and his family appeared in the press stating that “SkinTE gave [the patient] hope where there was absolutely none left waiting for him,” that they were out of all other treatment options, and that they “have watched it save [his] life.”

1 Month into Formal Stage-2 of SkinTE Commercialization

While the Company’s Commercial Target Regional Market release has just begun in major metropolitan regions, SkinTE continues to gain approvals by Value Analysis Committees (VAC) in many hospitals, medical centers, and physician offices nationwide. To date, all hospitals, clinics, and practices that have completed their evaluations of the product have initiated purchase agreements with the Company. As a result, the Company continues to grow revenues and now expects to exceed both internal and Bloomberg consensus 3Q revenue estimates.

PolarityTE Quarterly Conference Calls

The Company will announce its third quarter results and provide a corporate update in the first half of September, and will host a formal conference call with key executive management.

Upcoming Clinical Outcomes Presentations at National Research Conferences

Clinical outcomes of SkinTE will be presented as part of the Scientific Program at the Annual Meeting of the American Society of Plastic Surgeons in Chicago (September 28-October 1, 2018). The Company also plans to host an investor webcast for this event, with details to follow.

PolarityTE Technologies and Intellectual Property

The Company continues to actively file patent and trademark applications to protect its intellectual property and grow its IP portfolio as it relates to core cell-tissue biotechnologies and advanced related technology derivates (RTDs). The Company remains engaged in normal patent prosecution with all three of its U.S. non-provisional patent applications:  U.S. Application No. 14/954,335 published as US 2016/0151540; U.S. Application No. 15/650,656 published as US 2018/0154043; and U.S. Application No. 15/650,659 published as US 2018/0154044.

False Claims by Short Sellers, Competitors, and Malicious Agents

Despite the success observed with the initial roll out of SkinTE, there have been unsubstantiated rumors regarding the company and its lead product, SkinTE, by short sellers and competitors. While the company does not ordinarily comment on rumors and speculation, when these rumors start to affect SkinTE patients, their families, and their caregivers, we feel obligated to correct such misinformation. Individuals and/or groups on certain social media websites have recently engaged in deplorable attacks directed towards SkinTE patients and caregivers, and the Company condemns such disgusting and unacceptable bullying.

The Company is not a “fraud,” as known short sellers have claimed recently, and will not let these misrepresentations affect patients whose lives are at risk. There are many examples of patients whose lives have been positively affected by SkinTE, several of which were presented during the June 25, 2018 KOL summit in New York City.

PolarityTE’s First Priority Remains on Patients

The Company continues to develop disruptive and daring technologies that may upend the paradigm of existing treatments, and which challenge conventional thinking. PolarityTE remains squarely focused on and committed to delivering tangible benefits to patients with significant unmet needs.

About PolarityTE™

PolarityTE is a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. The PolarityTE platform technology begins with a small piece of the patient’s own, or autologous, healthy tissue, rather than artificially manipulated individual cells. From this small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to enhance and stimulate the patient’s own cells to regenerate the target tissues. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

About SkinTE

SkinTE is intended to be used by physicians or other appropriate healthcare providers for homologous uses of skin tissues/integument. Patients who have suffered from an event, disease, process or acquired deficit that results in the functional loss or void of skin/integument systems can receive SkinTE as an adjunct and/or in place of split-thickness skin grafting, full-thickness grafting, temporizing skin coverage and/or skin substitute products.

SkinTE is for autologous use only. Aseptic technique during harvest and deployment of SkinTE is mandatory.

SkinTE is regulated by the FDA as an HCT/P solely under Section 361 of the Public Health Service Act and 21 CFR 1271. The FDA has specific regulations governing HCT/Ps. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act and 21 CFR 1271 (361 HCT/Ps) are not subject to pre-market clearance or approval requirements, but are subject to post-market regulatory requirements.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, and SKINTE are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS:
Investors:
Rich Haerle
PolarityTE, Inc.
ir@PolarityTE.com
(385) 831-5284

Hans Vitzthum
LifeSci Advisors, LLC
Hans@LifeSciAdvisors.com
(617) 535-7743

Media:

David Schull

Russo Partners LLC

David.Schull@RussoPartnersLLC.com

(858) 717-2310